Exhibit 10.24

EMPLOYMENT AGREEMENT BETWEEN

QUAD CITY BANK AND TRUST COMPANY

AND JOHN ANDERSON

(Amended and Restated as of October 30, 2009)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 30th day of                  October 2009 is between QUAD CITY BANK AND TRUST COMPANY (the “Bank”) and John Anderson (the “Employee”).

RECITALS

WHEREAS, Employee is currently serving as President and Chief Executive Officer (“CEO”) of the Bank:

WHEREAS, the Employee and the Bank previously entered into employment agreements dated July 1, 2002, June 1, 2007 and an amendment to conform to the requirements of Code Section 409A, dated December 30, 2008 (collectively, the “Prior Agreements”);

WHEREAS, the parties to this Agreement desire to treat all provisions of this Agreement which have not been modified hereby, as being in effect and unchanged from the date of the applicable Prior Agreement; and

WHEREAS, the parties desire to amend and restate the Prior Employment Agreements on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and among the parties hereto as follows:

AGREEMENTS

Section 1.     Employment. The Bank hereby continues to employ the Employee, and the Employee hereby accepts continued employment, upon the terms and conditions hereinafter set forth.

Section 2.     Duties. The Employee agrees to provide all services necessary, incidental or convenient as the President and CEO of the Bank. The Bank shall designate the location or locations for the performance of the Employee's services. The Bank shall furnish or make available to the Employee such equipment, office space and other facilities and services as shall be adequate and necessary for the performance of Employee’s duties.

Section 3.     Term. The term of this Agreement shall commence on October 30, 2009 (the “Effective Date”), and shall continue for a period of one (1) year. This Agreement shall automatically extend for one (1) year on each anniversary of the Effective Date, unless terminated by either party effective as of the last day of the then current one (1) year extension by written notice to that effect delivered to the other not less than ninety (90) days prior to the anniversary of such Effective Date.

Section 4.     Compensation. As compensation for the services to be provided by the Employee hereunder:

(a)     Base Salary. For calendar year 2009, the Bank shall pay Employee an annual base salary of One Hundred Sixty-Five Thousand Dollars ($165,000.00) (“Base Salary”). Base Salary shall be payable bi-weekly, in equal installments in accordance with the Bank’s payroll practice. The Employee's Base Salary shall be subject to review annually, commencing January 1, 2010, and shall be maintained or increased during the term hereof in accordance with the Bank's established management compensation policies and plan.

(b)     Bonuses. The Employee shall be entitled to receive cash bonuses (“Cash Bonus” or “Cash Bonuses”) based upon performance which may be granted in the future in the discretion of the Bank. In addition, the Employee may receive such additional bonuses or awards in the form of stock options, restricted stock or other equity compensation, as determined in the discretion of the Bank. Payment of such Cash Bonus(es) will be made as soon as practicable, but in no event later than two and one-half (2½) months following the end of the year in which earned.

(c)     Benefits. The Bank shall provide the following additional benefits to the Employee:

(i)     Medical Insurance. Family medical insurance, provided that Employee shall be responsible for paying any portion of the premium in accordance with the Bank’s policy applied to similarly situated employees.

(ii)     Reimbursements. Reimbursement of reasonable expenses advanced by the Employee in connection with performance of Employee’s duties hereunder. Such reimbursement payments will be made as soon as practicable, but in no event later than two and one-half (2½) months following the end of the year in which the corresponding expenses are incurred.

(iii)     Personal Days. The Employee will initially be entitled to twenty five (25) personal days, which may be increased in accordance with the Bank's established policies and practices.

(iv)     Disability Coverage. Long-term and short-term disability coverage equal to approximately 60% of Base Salary and Average Annual Bonus, subject to the terms of the Bank’s insurance or other policies covering the same, as such percentage or other terms may be changed from time to time by the Bank. For purposes of this Agreement, “Average Annual Bonus” shall mean the average of the three (3) most recent annual Cash Bonuses paid to the Employee immediately preceding the determination date.

(v)     Employee Benefits. Participation in a 401(k)/profit sharing plan, deferred compensation program and such other benefits as are specifically granted to Employee or in which Employee participates as an employee of the Bank.

(vi)     Life Insurance. Term life insurance of two (2) times Base Salary and Average Annual Bonus as of the date of this Agreement; which insurance may be provided through a group term carve-out plan at the Employer’s election. The Employee will be allowed to purchase additional life insurance of at least that same amount through such plan. In addition, when and if adopted by the Bank, the Employee shall participate in a Group Term Carve Out Plan which provides for opportunities to enhance life insurance coverage after termination of employment in certain circumstances.

Section 5.     Non-Qualified Deferred Compensation. Employee shall be eligible to participate in a non-qualified deferred compensation arrangement under which the Employee may elect to defer up to ten thousand dollars ($10,000.00) annually with a 100% match, if any, and under which the Bank shall credit such deferral with an interest rate of the prime rate as reported in the Wall Street Journal plus one percentage point as of January 1 each year, provided such rate shall not be less than four percent (4%) and no more than eight percent (8%) per annum. All other terms of the deferred compensation arrangement shall be determined by the Bank and set forth in the governing documents of such arrangement.

Section 6.     Time Requirement. The Employee shall devote Employee’s best efforts and full business time to Employee’s duties under this Agreement. The Employee shall be allowed to serve on outside boards subject to the consent of the Bank.

Section 7.     Termination upon Disability. In the event of the Employee’s Disability (as defined below) during the employment term, payments based upon the Employee's then current annual Base Salary and Average Annual Bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of such Disability, after which time Employee’s employment shall terminate. Payments made in the event of the Employee's Disability shall be equal to 60% of Employee’s Base Salary and Average Annual Bonus, less any amounts received under the Bank's short or long-term disability programs, as applicable. Disability for purposes of this Agreement shall mean that the Employee is limited from performing the material and substantial duties of the position(s) set forth in Section 2 due to the Employee’s sickness or injury for a period of six (6) consecutive months. “Disability” for the purposes of this Agreement shall mean that (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. In the event of the Employee's death during the term of this Agreement, such amounts shall be payable to the persons designated in writing by the Employee, or if none, to Employee’s estate.

Section 8.     Confidentiality and Loyalty. The Employee acknowledges that during the course of Employee’s employment Employee has produced and will produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Bank and any subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Employee shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Bank, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Employee of Employee’s duties hereunder. All records, files, documents and other materials or copies thereof relating to the Bank's business which the Employee shall prepare or use, shall be and remain the sole property of the Bank, shall not be removed from the Bank's premises without its written consent, and shall be promptly returned to the Bank upon termination of the Employee's employment hereunder. The Employee agrees to abide by the Bank's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Bank.

Section 9.     Non-Solicitation.

(a)     Non-Solicitation Covenant. As an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Section 4 and Section 10, the Employee hereby agrees that, except with the express prior written consent of the Bank, for a period of eighteen months (18) after the termination of the Employee's employment with the Bank (the “Non-Solicitation Period”), Employee will not, directly or indirectly, solicit or induce, or attempt to solicit or induce: (i) any employee of the Bank to terminate employment with the Bank; or (ii) any customer of the Bank to terminate its relationship with the Bank (the “Non-Solicitation Covenant”). If the Employee violates the Non-Solicitation Covenant and the Bank brings legal action for injunctive or other relief, the Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Non-Solicitation Covenant. Accordingly, the Non-Solicitation Covenant shall be deemed to have the duration specified in this Section computed from the date the relief is granted but reduced by the time between the period when the Non-Solicitation Period began to run and the date of the first violation of the Non-Solicitation Covenant by the Employee.

(b)     Remedies for Breach of Non-solicitation Covenant. The Employee acknowledges that the restrictions contained in this Section 9 and Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Bank, that any violation of these restrictions would cause substantial injury to the Bank and such interests, that the Bank would not have entered into this Agreement with the Employee without receiving the additional consideration offered by the Employee in binding himself/herself to these restrictions and that such restrictions were a material inducement to the Bank to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Employee and any and all persons directly or indirectly acting for or with Employee, as the case may be.

Section 10.     Severance. Employee’s employment during the term of this Agreement may be terminated by the Bank or Employee without any breach of this Agreement only under the circumstances described in this Section 10 (where such termination constitutes a “separation from service” pursuant to Code Section 409A), other than the termination of this Agreement pursuant to Section 7.

(a)     Termination Without Cause. If the Employee is terminated without “Cause” (as defined below), the Bank will pay the Employee a sum equal to twelve (12) months of Base Salary and Average Annual Bonus. Such payment will be made in a lump sum within fifteen (15) days of termination.

(b)     Termination for Cause or Voluntary Termination. If the Employee is terminated for Cause (as defined below) or voluntarily terminates Employee’s employment, then the Bank shall pay Employee any accrued and unpaid Base Salary, and any accrued and unpaid personal days and shall have no further obligations to the Employee under this Agreement. Such amounts shall be paid to the Employee in accordance with the Bank’s regular payroll on the next regular payroll date following the Employee’s voluntary termination or termination for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)     the Employee's death;

(ii)     a material violation by the Employee of any applicable material law or regulation respecting the business of the Bank;

(iii)     the Employee being found guilty of a felony, an act of dishonesty in connection with the performance of Employee’s duties as an officer of the Bank, or which disqualifies the Employee from serving as an officer or director of the Bank; or

(iv)     the willful or negligent failure of the Employee to perform Employee’s duties hereunder in any material respect.

Whether Cause exists shall be determined as follows: (y) if Douglas M. Hultquist is then an executive with the Bank, then if he shall determine that Cause exists, the Cause shall exist; and (z) if Douglas M. Hultquist is not an executive with the Bank at such time, then Cause shall be determined in the discretion of the Board of Directors of the Bank.

(c)     Termination Upon Change in Control. If a Change in Control (as defined below) occurs and the Employee is terminated within one (1) year following the Change in Control or the Employee suffers a Change in Duties (as defined below) and elects to terminate Employee’s employment within six (6) months following the Change in Control, a severance payment will be made within 15 days of termination equal to two (2) years Base Salary and Average Annual Bonus. In addition, the Bank shall continue, or cause to be continued, Employee’s health insurance as in effect on the date of termination (including, if applicable, family coverage) for eighteen months (18).

For purposes of this paragraph, the term “Change in Duties” shall mean any one or more of the following events that occurs after a Change in Control:

(i)     a significant change in the nature or scope of Employee’s authority or duties from those applicable to Employee immediately prior to the date on which a Change in Control occurs;

(ii)     a reduction of more than ten percent (10%) in Employee’s annual Base Salary from that provided to Employee immediately prior to the date on which a Change in Control occurs;

(iii)     Employee’s eligibility to participate, and participation, in bonus, stock option, incentive award and other compensation plans that provide opportunities to receive compensation are not the same or greater than that of executives of any successor of QCR Holdings, Inc. (the “Company”) (including its affiliates) with comparable duties to those of Employee; or

(iv)     a change, without Employee’s written agreement, in the location of Employee’s principal place of employment with the Company by more than thirty-five (35) miles from the location where Employee was principally employed immediately prior to the date on which a Change in Control occurs.

For purposes of this paragraph, the term “Change in Control” shall mean the following:

(i)     The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the then outstanding voting securities of the Company; or

(ii)     The individuals who, as of the date hereof, are members of the Company Board cease for any reason to constitute a majority of the Company Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Company Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Company Board; or

(iii)     Consummation by the Company of (i) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of two-thirds or more of the consolidated assets of the Company or the Bank.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty-three percent (33%) or more of the combined voting power of the then outstanding securities of the Company is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company immediately prior to such acquisition.

(iv)     If the Bank is not in compliance with its minimum capital requirements or if the payments required under this Section 10 would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be delayed until the earliest date at which the Bank reasonably anticipates the making of such payment will not cause the Bank’s capital to be reduced below its minimum capital requirements. Such payments shall not be reduced in the event Employee obtains other employment following the termination of employment by the Bank.

Section 11.     Regulatory Suspension and Termination.

(a)     If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (A) pay the Employee all of the compensation withheld while their contract obligations were suspended and (B) reinstate any of the obligations, which were suspended.

(b)     If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)     If the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)     All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the Federal Deposit Insurance Act, as amended, or when the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)     Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the Federal Deposit Insurance Act as amended, and any regulations promulgated thereunder.

Section 12.     General Provisions.

(a)     This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. It binds and benefits the parties and their successors in interest, heirs, beneficiaries, legal representatives and assigns. The Bank agrees that it shall not merge or consolidate into or with another company, or reorganize, or sell substantially all its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.

(b)     This Agreement is governed by and construed in accordance with the laws of the State of Iowa.

(c)     The provisions of Section 8 and Section 9 shall survive the termination of this Agreement.

(d)     No amendment or modification of this Agreement is effective unless made in writing and signed by each party.

(e)     This Agreement may be signed in several counterparts, each of which will be an original and all of which will constitute one agreement.

Section 13.     Code Section 409A.

(a)     To the extent that any of the terms and conditions contained herein which were modified by this amended and restated Agreement constitute an amendment or modification of the time or manner of payment under a non-qualified deferred compensation plan (as defined under Code Section 409A), then to the extent necessary under the transitional guidance under Internal Revenue Service Notice 2007-86, this Agreement constitutes an amendment to, and a new election under, such deferred compensation plan, in order to properly modify the time or manner of payment consistent with such guidance.

(b)     It is intended that the Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject Employee to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Employee being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Code Section 409A.

(c)     Notwithstanding any provision in the Agreement to the contrary if, as of the effective date of Employee’s termination of employment, he is a “Specified Employee,” then, only to the extent required pursuant to Section 409A(a)(2)(B)(i), payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following the Employee’s separation from service. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected. All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service (or, if earlier, the date of death of the Employee) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to the Employee in accordance with the payment schedule established herein.

(d)     The term “Specified Employee” shall mean any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Bank based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Employee is determined to be a key employee under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period he shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of such identification period. For purposes of determining whether Employee is a key employee under Code Section 416(i), “compensation” shall mean Employee’s W-2 compensation as reported by the Bank for a particular calendar year.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above set forth.

QUAD CITY BANK AND TRUST COMPANY

By:	/s/ Mark C. Kilmer	/s/ John Anderson
	Mark C. Kilmer	John Anderson
	QCBT Chairman of the Board	QCBT President and CEO

By:	/s/ Douglas M. Hultquist
Douglas M. Hultquist
QCRH President and CEO